FOR:	4Kids Entertainment, Inc.

KCSA	Todd Fromer / Garth Russell
CONTACTS:	(212) 896-1215 / (212) 896-1250
todd@kcsa.com / grussell@kcsa.com

4KIDS ENTERTAINMENT ANNOUNCES ONE MILLION SHARE STOCK BUYBACK AUTHORIZATION

NEW YORK, December 4, 2007 – 4Kids Entertainment, Inc. (NYSE: KDE), a global provider of children’s entertainment and merchandise licensing, today announced that its Board of Directors authorized the Company to purchase, from time to time through December 31, 2008, up to 1,000,000 shares of the Company’s common stock in the open market or through negotiated transactions.

Commenting on the announcement, 4Kids Chairman and Chief Executive Officer, Alfred R. Kahn, said, “The Board of Directors believes that 4Kids’ stock is undervalued and that it is an excellent investment for the Company to buy back shares. Also, I have exercised 120,000 stock options, which were set to expire on December 31, 2007. After selling a sufficient amount of stock to pay the exercise price and taxes on the 120,000 stock options, I will be adding the remaining 65,000 shares of 4Kids stock to my holdings.”

About 4Kids Entertainment

Headquartered in New York City with an international office in London, 4Kids Entertainment, Inc. (NYSE: KDE), is a global provider of children's entertainment and merchandise licensing. 4Kids, through its wholly owned subsidiaries, provides domestic and international merchandise licensing; product development; television, film, music and home video production and distribution; and Web site development. For further information, please visit the Company's Web sites at www.4KidsEntertainment.com and www.4Kids.TV.

The information contained in this press release, other than historical information, consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors beyond the Company's control, including general economic conditions, consumer spending levels, competition from toy companies, motion picture studios and other licensing companies, the uncertainty of public response to the Company's properties and other factors could cause actual results to differ materially from the Company's expectations.